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                                                            Exhibit 5.1


                                                            October 27, 1999

iVillage Inc.
212 Fifth Avenue
New York, New York 10010


                  Re:      iVillage Inc.
                           Registration Statement on Form S-1



Ladies and Gentlemen:

                  You have requested our opinion with respect to certain matters in connection with the filing by iVillage Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the underwritten public offering of up to 3,450,000 shares of common stock, including 2,703,128 shares to be sold by the Company (the "Company Primary Shares"), 450,000 shares for which the Underwriters have been granted an over-allotment option (the "Company Over-Allotment Shares" and together with the Company Primary Shares, the "Company Shares"), and 296,872 shares to be sold by certain selling stockholders (the "Selling Stockholder Shares") (collectively, the "Shares").

                  In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's charter documents and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the shares of the Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Company's Board of Directors.

                  Based on such review, we are of the opinion that the Selling Stockholder Shares are and the Company Shares when sold and issued in accordance with the Registration Statement and the related Prospectus (as amended and supplemented through the date of issuance) will be, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Commission promulgated thereunder, or


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Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                      Very truly yours,




                                      ORRICK, HERRINGTON & SUTCLIFFE LLP